Lisa Kro Named to Herman Miller Board of Directors

Herman Miller, Inc. (NASDAQ: MLHR) today announced Lisa Kro has been elected to the Herman Miller Board of Directors.

Kro is the Co-Founder, Managing Director and Chief Financial Officer for Mill City Capital, L.P. A highly experienced audit and finance professional, Kro’s career includes senior leadership in Big 4 accounting, as well as mid-cap private equity. Company officials noted she will be a valued addition to the Herman Miller Audit Committee.

Prior to joining Mill City, Kro served as the Managing Director and Chief Financial Officer for Goldner Hawn Johnson & Morrison, where she oversaw investor relations, portfolio company monitoring, fund management and oversight of the firm’s internal operations. She also spent more than 17 years at KPMG, LLP, most recently as Partner in Charge of the Consumer and Industrial Business Practice for KPMG’s Minneapolis office.

Kro currently serves on the board of directors for Famous Dave’s of America, Inc., Wholesale Produce Supply, LLC, Special Commodities, Inc., the Lutheran Community Foundation, and Portico Benefit Services.

Lisa Kro is a licensed CPA, and holds a Bachelor of Science in accounting from Minnesota State University-Moorhead. She currently resides in Minneapolis, Minnesota.

About Herman Miller
Herman Miller works for a better world around you-with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.6 billion in revenue in fiscal 2011. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2011, Herman Miller again received the Human Rights Campaign (HRC) Foundation's top rating in its annual Corporate Equality Index and was also cited by FORTUNE as the "Most Admired" company in the contract furniture industry. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.